UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2005

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas (State or other jurisdiction of incorporation)	0-6253 (Commission File Number)	71-0407808 (I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas (Address of principal executive offices)		71601 (Zip Code)

(870) 541-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

        The following is the text of a press release issued by the registrant at 3:30 P. M. Central Standard Time on January 27, 2005.

SIMMONS FIRST ANNOUNCES STOCK REPURCHASE

         Pine Bluff, AR - Simmons First National Corporation (NASDAQ NM: SFNC) today announced the repurchase of 250,000 shares of its common stock from a single shareholder in a private transaction at $26.00 per share. This repurchase transaction was separately negotiated and was not part of the Company's ongoing stock repurchase program. The transaction price was funded from excess capital within the Company.

         J. Thomas May, Chairman and Chief Executive Officer noted, "Over the last several years, we have accumulated a considerable amount of capital in our Company. We believe the repurchase of our stock represents a wise use of this capital and is simply a part of our capital management program. In 2004, our board authorized the Company to repurchase up to 730,000 shares of our stock over a period of years. During 2004, we repurchased approximately 75,000 shares in the market under our stock repurchase program. Under the current market conditions, we continue to believe that the utilization of excess capital to repurchase shares represents a good investment for our shareholders."

         Following the redemption, Simmons First National Corporation has 14,371,807 shares outstanding. Simmons First owns eight community banks in Arkansas located in Pine Bluff, Lake Village, El Dorado, Searcy, Jonesboro, Russellville, Rogers, and Hot Springs and conducts banking operations from 80 offices in 45 Arkansas communities.

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FOR MORE INFORMATION CONTACT:
ROBERT A. FEHLMAN
Senior Vice President and Chief Financial Officer
Simmons First National Corporation
(870) 541-1231

SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2005 ————————	SIMMONS FIRST NATIONAL CORPORATION /s/ Robert A. Fehlman ———————————————————— Robert A. Fehlman, Senior Vice President and Chief Financial Officer